Exhibit 99.1

News Release
Contacts:
Thomas Joyce	Judith T. Murphy
Media	Investors/Analysts
(612) 303-3167	(612) 303-0783

U.S. BANCORP REPORTS FOURTH QUARTER AND FULL YEAR 2013 EARNINGS

Achieves Record Earnings for the Full Year 2013

MINNEAPOLIS, January 22, 2014 — U.S. Bancorp (NYSE: USB) today reported net income of $1,456 million for the fourth quarter of 2013, or $.76 per diluted common share, compared with $1,420 million, or $.72 per diluted common share, in the fourth quarter of 2012.

Highlights for the full year 2013 included:

•	Record full year 2013 net income of $5.8 billion, 3.3 percent higher than 2012

•	Record full year diluted earnings per common share of $3.00, 5.6 percent higher than 2012

•	Industry-leading performance measures, including return on average assets of 1.65 percent, return on average common equity of 15.8 percent and efficiency ratio of 52.4 percent

•	Returned 71 percent of 2013 earning to shareholders through dividend and share buybacks

Highlights for the fourth quarter of 2013 included:

•	Industry-leading performance ratios, including:

•	Return on average assets of 1.62 percent

•	Return on average common equity of 15.4 percent

•	Efficiency ratio of 54.9 percent

•	Growth in average total loans of 5.7 percent over the fourth quarter of 2012 (7.3 percent excluding covered loans) and 1.5 percent on a linked quarter basis (1.9 percent excluding covered loans)

•	Growth in average total commercial loans of 7.8 percent over the fourth quarter of 2012 and 1.3 percent over the third quarter of 2013

•	Growth in average total commercial real estate loans of 6.7 percent over the fourth quarter of 2012 and 2.1 percent over the third quarter of 2013

•	Growth in average commercial and commercial real estate commitments of 10.1 percent year-over-year and 2.7 percent over the prior quarter

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U.S. Bancorp Reports Fourth Quarter 2013 Results

January 22, 2014

•	Strong new lending activity of $58.4 billion during the fourth quarter, including:

•	$40.6 billion of new and renewed commercial and commercial real estate commitments

•	$2.7 billion of lines related to new credit card accounts

•	$15.1 billion of mortgage and other retail loan originations

•	Continued strong growth in average total deposits of 5.4 percent over the fourth quarter of 2012 and 1.8 percent on a linked quarter basis.

•	Average low cost deposits, including noninterest-bearing and total savings deposits, grew by 8.5 percent year-over-year and 4.8 percent linked quarter

•	Net charge-offs declined on both a linked quarter and year-over-year basis. Provision for credit losses was $35 million less than net charge-offs

•	Net charge-offs were $16 million (4.9 percent) lower than the third quarter of 2013

•	Annualized net charge-offs to average total loans ratio decreased to .53 percent

•	Allowance to period-end loans was 1.93 percent at December 31, 2013

•	Nonperforming assets decreased on both a linked quarter and year-over-year basis

•	Nonperforming assets (excluding covered assets) decreased 3.6 percent from the third quarter of 2013

•	Allowance to nonperforming assets (excluding covered assets) was 242 percent at December 31, 2013, compared with 235 percent at September 30, 2013, and 218 percent at December 31, 2012

•

Tax rate on a taxable-equivalent basis was 23.8 percent for the fourth quarter, compared with 29.5 percent for the third quarter of 2013, principally reflecting the impact of accounting presentation changes related to investments in tax-advantaged projects

•	Change had no impact on net income attributable to U.S. Bancorp

•

Change increased other expense by $31 million, decreased net (income) loss attributable to noncontrolling interests by $53 million and decreased income tax expense by $84 million compared with the third quarter of 2013

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U.S. Bancorp Reports Fourth Quarter 2013 Results

January 22, 2014

•	Capital generation continues to reinforce capital position and return. Ratios at December 31, 2013, were:

•	Tier 1 capital ratio of 11.2 percent

•	Total risk based capital ratio of 13.2 percent

•	Tier 1 common equity to risk-weighted assets ratio of 9.4 percent

•	Common equity tier 1 ratio of 8.8 percent estimated using final rules for the Basel III standardized approach

•	Returned 65 percent of fourth quarter earnings to shareholders through dividends and the buyback of 13 million common shares

EARNINGS SUMMARY	Table 1
($ in millions, except per-share data)

				Percent	Percent
				Change	Change
	4Q	3Q	4Q	4Q13 vs	4Q13 vs	Full Year	Full Year	Percent
	2013	2013	2012	3Q13	4Q12	2013	2012	Change
Net income attributable to U.S. Bancorp	$1,456	$1,468	$1,420	(.8)	2.5	$5,836	$5,647	3.3
Diluted earnings per common share	$.76	$.76	$.72	—	5.6	$3.00	$2.84	5.6
Return on average assets (%)	1.62	1.65	1.62			1.65	1.65
Return on average common equity (%)	15.4	15.8	15.6			15.8	16.2
Net interest margin (%)	3.40	3.43	3.55			3.44	3.58
Efficiency ratio (%)	54.9	52.4	52.6			52.4	51.5
Tangible efficiency ratio (%) (a)	53.7	51.3	51.3			51.3	50.2
Dividends declared per common share	$.230	$.230	$.195	—	17.9	$.885	$.780	13.5
Book value per common share (period-end)	$19.92	$19.31	$18.31	3.2	8.8

(a)	Computed as noninterest expense divided by the sum of net interest income on a taxable-equivalent basis and noninterest income excluding net securities gains (losses) and intangible amortization.

Net income attributable to U.S. Bancorp was $1,456 million for the fourth quarter of 2013, 2.5 percent higher than the $1,420 million for the fourth quarter of 2012, and .8 percent lower than the $1,468 million for the third quarter of 2013. Diluted earnings per common share of $.76 in the fourth quarter of 2013 were $.04 higher than the fourth quarter of 2012 and equal to the previous quarter. Return on average assets and return on average common equity were 1.62 percent and 15.4 percent, respectively, for the fourth quarter of 2013, compared with 1.62 percent and 15.6 percent, respectively, for the fourth quarter of 2012. The provision for credit losses was lower than net charge-offs by $35 million in the fourth quarter of 2013, $30 million lower in the third quarter of 2013 and $25 million lower in the fourth quarter of 2012.

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U.S. Bancorp Reports Fourth Quarter 2013 Results

January 22, 2014

U.S. Bancorp Chairman, President and Chief Executive Officer Richard K. Davis said, “Today U.S. Bancorp reported record earnings for full year 2013 of $5.8 billion, or $3.00 per diluted common share. The 2013 results included top-tier returns on average assets and average common equity of 1.65 percent and 15.8 percent, respectively, and an efficiency ratio of 52.4 percent. I am particularly proud to have achieved these results during a year marked by slow economic growth, a significant pullback in mortgage activity and continued regulatory and legislative change and uncertainty. Our results clearly demonstrate the benefits we derive from our diverse mix of businesses and conservative risk profile.

“Our fourth quarter earnings per diluted common share were $.76, a 5.6 percent increase over the same quarter of 2012. The Company’s balance sheet continued to expand during the quarter with average loans higher by 5.7 percent over the prior year and, as expected, 1.5 percent, or 6 percent annualized, on a linked quarter basis. Virtually all loan categories posted growth versus comparable time periods. Fee-based revenue was negatively impacted this quarter on both a year-over-year and linked quarter basis by the reduction in mortgage banking activity, but the impact was muted by growth in other fee businesses and, overall, by prudent expense management.

“Credit quality continues to be strong, as total net charge-offs and nonperforming assets declined, again, in the fourth quarter. Net charge-offs were .53 percent of average total loans, compared with .57 percent in the previous quarter and .85 percent in the same quarter of 2012. Nonperforming assets, excluding covered assets, declined by $67 million, or 3.6 percent from the prior quarter.

“We continue to generate significant capital each quarter, while returning a majority of our earnings to shareholders in the form of share buybacks and dividends. Our tier 1 capital ratio at December 31st was 11.2 percent, and our tier 1 common equity ratio was 9.4 percent. Further, our common equity tier 1 ratio at December 31st, estimated using final rules for the Basel III standardized approach, was 8.8 percent. During 2013, we returned $4.0 billion, or 71 percent, of our earnings to shareholders through dividends and the repurchase of 65 million shares of stock. We completed and submitted our 2014 Comprehensive Capital Plan to the Federal Reserve in early January, and await regulatory approval to raise our dividend and continue our stock buyback program in 2014.

“On January 7th we announced the purchase of a Chicago branch franchise owned by RBS Citizens Financial Group. The investment will nearly double our market share in this important market within our footprint, strengthening our position and adding products, services and convenience for new and existing customers, as well as value for our shareholders.

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U.S. Bancorp Reports Fourth Quarter 2013 Results

January 22, 2014

“Our Company’s results are directly tied to the hard work and dedication of our employees, and I want to take the opportunity today to thank them for their contribution to our success. On January 14th, we held our 8th annual All Employee Meeting. The great majority of our employees attended one of seventy-four meetings scheduled to accommodate numerous time zones across the U.S., Canada and Europe. Employees gathered in person, on the phone, via the web and by satellite connection to hear about our 2013 accomplishments and our new initiatives for 2014. It was a pleasure to once again make this annual connection with our employees. Our employees are engaged and passionate about serving our customers and communities, and I am proud to serve with them.

“I am very pleased with our record full year 2013 earnings. As we look forward to the coming year, we are mindful of the strength of our Company and how we, as a bank, remain an integral part of the growth and vibrancy of the nation’s economy, our communities and the customers we serve and support. We are focused on the future and confident in our ability to deliver outstanding products, service and results for the benefit of our customers, communities, employees and, most importantly, our shareholders.”

INCOME STATEMENT HIGHLIGHTS	Table 2
(Taxable-equivalent basis, $ in millions, except per-share data)

				Percent	Percent
				Change	Change
	4Q	3Q	4Q	4Q13 vs	4Q13 vs	Full Year	Full Year	Percent
	2013	2013	2012	3Q13	4Q12	2013	2012	Change
Net interest income	$2,733	$2,714	$2,783	.7	(1.8)	$10,828	$10,969	(1.3)
Noninterest income	2,156	2,177	2,329	(1.0)	(7.4)	8,774	9,319	(5.8)

Total net revenue	4,889	4,891	5,112	—	(4.4)	19,602	20,288	(3.4)
Noninterest expense	2,682	2,565	2,686	4.6	(.1)	10,274	10,456	(1.7)

Income before provision and taxes	2,207	2,326	2,426	(5.1)	(9.0)	9,328	9,832	(5.1)
Provision for credit losses	277	298	443	(7.0)	(37.5)	1,340	1,882	(28.8)

Income before taxes	1,930	2,028	1,983	(4.8)	(2.7)	7,988	7,950	.5
Taxable-equivalent adjustment	56	56	56	—	—	224	224	—
Applicable income taxes	403	542	552	(25.6)	(27.0)	2,032	2,236	(9.1)

Net income	1,471	1,430	1,375	2.9	7.0	5,732	5,490	4.4
Net (income) loss attributable to noncontrolling interests	(15)	38	45	nm	nm	104	157	(33.8)

Net income attributable to U.S. Bancorp	$1,456	$1,468	$1,420	(.8)	2.5	$5,836	$5,647	3.3

Net income applicable to U.S. Bancorp common shareholders	$1,389	$1,400	$1,349	(.8)	3.0	$5,552	$5,383	3.1

Diluted earnings per common share	$.76	$.76	$.72	—	5.6	$3.00	$2.84	5.6

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U.S. Bancorp Reports Fourth Quarter 2013 Results

January 22, 2014

Net income attributable to U.S. Bancorp for the fourth quarter of 2013 was $36 million (2.5 percent) higher than the fourth quarter of 2012, and $12 million (.8 percent) lower than the third quarter of 2013. The increase in net income year-over-year was primarily due to a lower provision for credit losses, partially offset by a reduction in total net revenue, primarily driven by mortgage banking revenue. The decrease in net income on a linked quarter basis was principally due to a decrease in mortgage banking revenue and seasonally higher expense, partially offset by a favorable variance in the provision for credit losses.

Total net revenue on a taxable-equivalent basis for the fourth quarter of 2013 was $4,889 million; $223 million (4.4 percent) lower than the fourth quarter of 2012, reflecting a 1.8 percent decrease in net interest income and a 7.4 percent decrease in noninterest income. Net interest income declined year-over-year, as an increase in average earning assets was offset by a decrease in the net interest margin. Noninterest income declined year-over-year, primarily due to lower mortgage banking revenue. Total net revenue on a taxable-equivalent basis was basically flat on a linked quarter basis as a 1.0 percent decrease in noninterest income, driven by lower mortgage banking revenue, was partially offset by seasonally higher revenues in other business lines and an increase in net interest income.

Total noninterest expense in the fourth quarter of 2013 was $2,682 million; $4 million (.1 percent) lower than the fourth quarter of 2012 and $117 million (4.6 percent) higher than the third quarter of 2013. The modest decrease in total noninterest expense year-over-year was primarily due to the impact of an $80 million mortgage-foreclosure-related regulatory settlement accrual in the fourth quarter of 2012 and a reduction in mortgage servicing review-related professional services expense in the current quarter, offset by higher costs related to investments in tax-advantaged projects and employee benefits expense. The increase in total noninterest expense on a linked quarter basis was primarily due to higher costs related to investments in tax-advantaged projects, seasonally higher professional services expense and increased marketing and business development expense. In addition to an increase due to seasonality, tax-advantaged investment expense reflected the accounting presentation changes in the fourth quarter of 2013.

The Company’s provision for credit losses for the fourth quarter of 2013 was $277 million, $21 million lower than the prior quarter and $166 million lower than the fourth quarter of 2012. The provision for credit losses was lower than net charge-offs by $35 million in the fourth quarter of 2013, $30 million lower in the third quarter of 2013 and $25 million lower in the fourth quarter of 2012. Net charge-offs in the fourth quarter of 2013 were $312 million, compared with $328 million in the third quarter of 2013 and $468 million

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U.S. Bancorp Reports Fourth Quarter 2013 Results

January 22, 2014

in the fourth quarter of 2012. Given current economic conditions, the Company expects the level of net charge-offs to increase modestly in the first quarter of 2014.

Nonperforming assets include assets originated or acquired by the Company, as well as loans and other real estate acquired under FDIC loss sharing agreements that substantially reduce the risk of credit losses to the Company (“covered assets”). Excluding covered assets, nonperforming assets were $1,813 million at December 31, 2013, compared with $1,880 million at September 30, 2013, and $2,088 million at December 31, 2012. The decrease in nonperforming assets, excluding covered assets, compared with a year ago was driven primarily by reductions in the commercial mortgage portfolio, as well as by improvement in construction and development and credit card loans. Covered nonperforming assets were $224 million at December 31, 2013, compared with $332 million at September 30, 2013, and $583 million at December 31, 2012. The ratio of the allowance for credit losses to period-end loans, including covered loans, was 1.93 percent at December 31, 2013, compared with 1.98 percent at September 30, 2013, and 2.12 percent at December 31, 2012. The Company expects total nonperforming assets to remain relatively stable in the first quarter of 2014.

NET INTEREST INCOME	Table 3
(Taxable-equivalent basis; $ in millions)

				Change	Change
	4Q	3Q	4Q	4Q13 vs	4Q13 vs	Full Year	Full Year
	2013	2013	2012	3Q13	4Q12	2013	2012	Change
Components of net interest income
Income on earning assets	$3,125	$3,125	$3,254	$—	$(129)	$12,513	$13,112	$(599)
Expense on interest-bearing liabilities	392	411	471	(19)	(79)	1,685	2,143	(458)

Net interest income	$2,733	$2,714	$2,783	$19	$(50)	$10,828	$10,969	$(141)

Average yields and rates paid
Earning assets yield	3.89%	3.95%	4.15%	(.06)%	(.26)%	3.97%	4.28%	(.31)%
Rate paid on interest-bearing liabilities	.68	.71	.84	(.03)	(.16)	.73	.95	(.22)

Gross interest margin	3.21%	3.24%	3.31%	(.03)%	(.10)%	3.24%	3.33%	(.09)%

Net interest margin	3.40%	3.43%	3.55%	(.03)%	(.15)%	3.44%	3.58%	(.14)%

Average balances
Investment securities (a)	$77,248	$74,988	$72,887	$2,260	$4,361	$75,046	$72,501	$2,545
Loans	232,791	229,362	220,266	3,429	12,525	227,474	215,374	12,100
Earning assets	319,516	315,060	312,227	4,456	7,289	315,139	306,270	8,869
Interest-bearing liabilities	229,201	230,825	224,219	(1,624)	4,982	230,400	225,466	4,934

(a)	Excludes unrealized gain (loss)

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U.S. Bancorp Reports Fourth Quarter 2013 Results

January 22, 2014

Net Interest Income

Net interest income on a taxable-equivalent basis in the fourth quarter of 2013 was $2,733 million, a decrease of $50 million (1.8 percent) from the fourth quarter of 2012. The decrease was the result of lower rates on loans and investment securities, partially offset by growth in the corresponding average balances, continued growth in lower cost core deposit funding and the positive impact from maturities of higher-rate long-term debt. Average earning assets were $7.3 billion (2.3 percent) higher than the fourth quarter of 2012, driven by increases of $12.5 billion (5.7 percent) in average total loans and $4.4 billion (6.0 percent) in average investment securities, partially offset by decreases of $5.8 billion (66.2 percent) in average loans held for sale and $3.8 billion (37.0 percent) in other earning assets, principally due to the deconsolidation of certain community development and tax-advantaged investment variable interest entities during the second quarter of 2013. Net interest income increased $19 million (.7 percent) on a linked quarter basis, primarily driven by a $4.5 billion (1.4 percent) increase in average earning assets, reflecting growth in average total loans and investment securities, partially offset by a decline in average loans held for sale, and the positive impact of seasonally lower rebate costs on the Company’s government card program. The net interest margin in the fourth quarter of 2013 was 3.40 percent, compared with 3.55 percent in the fourth quarter of 2012, and 3.43 percent in the third quarter of 2013. The decline in the net interest margin on a year-over-year basis primarily reflected lower reinvestment rates on investment securities, as well as growth in the portfolio, and lower rates on loans, partially offset by lower rates on deposits and a reduction in higher cost long-term debt. On a linked quarter basis, the modest reduction in net interest margin was principally due to growth in lower rate investment securities, as well as the impact of higher cash balances at the Federal Reserve.

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U.S. Bancorp Reports Fourth Quarter 2013 Results

January 22, 2014

AVERAGE LOANS	Table 4
($ in millions)

	4Q 2013	3Q 2013	4Q 2012	Percent Change 4Q13 vs 3Q13	Percent Change 4Q13 vs 4Q12	Full Year 2013	Full Year 2012	Percent Change
Commercial	$63,714	$62,856	$58,552	1.4	8.8	$62,012	$55,232	12.3
Lease financing	5,210	5,208	5,377	—	(3.1)	5,262	5,598	(6.0)

Total commercial	68,924	68,064	63,929	1.3	7.8	67,274	60,830	10.6
Commercial mortgages	31,780	31,546	30,762	.7	3.3	31,429	30,493	3.1
Construction and development	7,538	6,955	6,089	8.4	23.8	6,808	6,012	13.2

Total commercial real estate	39,318	38,501	36,851	2.1	6.7	38,237	36,505	4.7
Residential mortgages	50,732	49,139	43,156	3.2	17.6	47,982	40,290	19.1
Credit card	17,366	16,931	16,588	2.6	4.7	16,813	16,653	1.0
Retail leasing	5,847	5,664	5,384	3.2	8.6	5,654	5,222	8.3
Home equity and second mortgages	15,488	15,648	16,950	(1.0)	(8.6)	15,887	17,451	(9.0)
Other	26,059	25,682	25,595	1.5	1.8	25,584	25,265	1.3

Total other retail	47,394	46,994	47,929	.9	(1.1)	47,125	47,938	(1.7)

Total loans, excluding covered loans	223,734	219,629	208,453	1.9	7.3	217,431	202,216	7.5

Covered loans	9,057	9,733	11,813	(6.9)	(23.3)	10,043	13,158	(23.7)

Total loans	$232,791	$229,362	$220,266	1.5	5.7	$227,474	$215,374	5.6

Average total loans were $12.5 billion (5.7 percent) higher in the fourth quarter of 2013 than the fourth quarter of 2012, driven by growth in residential mortgages (17.6 percent), commercial loans (8.8 percent), retail leasing (8.6 percent), total commercial real estate (6.7 percent), credit card (4.7 percent), and other retail loans (1.8 percent). These increases were partially offset by declines in home equity and second mortgages (8.6 percent), lease financing (3.1 percent) and covered loans (23.3 percent). Average total loans, excluding covered loans, were higher by 7.3 percent year-over-year. Average total loans were $3.4 billion (1.5 percent) higher in the fourth quarter of 2013 than the third quarter of 2013, driven by increases in residential mortgages (3.2 percent), retail leasing (3.2 percent), credit card (2.6 percent), total commercial real estate (2.1 percent), commercial loans (1.4 percent) and other retail loans (1.5 percent), partially offset by decreases in home equity and second mortgages (1.0 percent) and covered loans (6.9 percent). Excluding covered loans, average total loans grew by 1.9 percent on a linked quarter basis.

Average investment securities in the fourth quarter of 2013 were $4.4 billion (6.0 percent) higher year-over-year and $2.3 billion (3.0 percent) higher than the prior quarter. The increases were primarily due to

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U.S. Bancorp Reports Fourth Quarter 2013 Results

January 22, 2014

purchases of U.S. government agency-backed securities in anticipation of final liquidity coverage ratio regulatory requirements, net of prepayments and maturities.

AVERAGE DEPOSITS	Table 5
($ in millions)

	4Q 2013	3Q 2013	4Q 2012	Percent Change 4Q13 vs 3Q13	Percent Change 4Q13 vs 4Q12	Full Year 2013	Full Year 2012	Percent Change
Noninterest-bearing deposits	$74,468	$68,264	$72,655	9.1	2.5	$69,020	$67,241	2.6
Interest-bearing savings deposits
Interest checking	50,112	48,235	45,168	3.9	10.9	48,792	45,433	7.4
Money market savings	57,550	55,982	49,545	2.8	16.2	55,512	46,874	18.4
Savings accounts	32,235	32,083	30,231	.5	6.6	31,916	29,596	7.8

Total of savings deposits	139,897	136,300	124,944	2.6	12.0	136,220	121,903	11.7
Time certificates of deposit less than $100,000	11,979	12,495	13,956	(4.1)	(14.2)	12,804	14,509	(11.8)
Time deposits greater than $100,000	30,562	35,309	32,292	(13.4)	(5.4)	32,413	32,057	1.1

Total interest-bearing deposits	182,438	184,104	171,192	(.9)	6.6	181,437	168,469	7.7

Total deposits	$256,906	$252,368	$243,847	1.8	5.4	$250,457	$235,710	6.3

Average total deposits for the fourth quarter of 2013 were $13.1 billion (5.4 percent) higher than the fourth quarter of 2012. Average noninterest-bearing deposits increased $1.8 billion (2.5 percent) year-over-year, mainly in balances related to corporate trust, commercial real estate and commercial banking businesses. Average total savings deposits were $15.0 billion (12.0 percent) higher year-over-year, the result of growth in Consumer and Small Business Banking, as well as corporate trust, institutional trust, government banking and broker-dealer balances. Certificates of deposit less than $100,000 were $2.0 billion (14.2 percent) lower due to maturities, while time deposits greater than $100,000 decreased $1.7 billion (5.4 percent), primarily due to a decline in Consumer and Small Business Banking and corporate trust balances, partially offset by an increase in Wholesale and Commercial Real Estate balances. Time deposits greater than $100,000 are managed as an alternative to other funding sources, such as wholesale borrowing, based largely on relative pricing.

Average total deposits increased $4.5 billion (1.8 percent) over the third quarter of 2013. Average noninterest-bearing deposits increased $6.2 billion (9.1 percent) on a linked quarter basis, mainly in balances related to Wholesale Banking and Commercial Real Estate and corporate trust businesses. Average total savings deposits increased $3.6 billion (2.6 percent), including increases in Consumer and Small Business

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U.S. Bancorp Reports Fourth Quarter 2013 Results

January 22, 2014

Banking, Wholesale and Commercial Real Estate Banking and institutional trust balances. Compared with the third quarter of 2013, average time certificates of deposit less than $100,000 declined $516 million (4.1 percent) due to maturities. Average time deposits greater than $100,000 decreased $4.7 billion (13.4 percent) on a linked quarter basis, principally due to lower broker-dealer balances.

NONINTEREST INCOME	Table 6
($ in millions)

	4Q 2013	3Q 2013	4Q 2012	Percent Change 4Q13 vs 3Q13	Percent Change 4Q13 vs 4Q12	Full Year 2013	Full Year 2012	Percent Change
Credit and debit card revenue	$263	$244	$242	7.8	8.7	$965	$892	8.2
Corporate payment products revenue	166	192	178	(13.5)	(6.7)	706	744	(5.1)
Merchant processing services	367	371	354	(1.1)	3.7	1,458	1,395	4.5
ATM processing services	79	83	83	(4.8)	(4.8)	327	346	(5.5)
Trust and investment management fees	297	280	276	6.1	7.6	1,139	1,055	8.0
Deposit service charges	177	180	170	(1.7)	4.1	670	653	2.6
Treasury management fees	130	134	130	(3.0)	—	538	541	(.6)
Commercial products revenue	243	207	226	17.4	7.5	859	878	(2.2)
Mortgage banking revenue	231	328	476	(29.6)	(51.5)	1,356	1,937	(30.0)
Investment products fees	45	46	39	(2.2)	15.4	178	150	18.7
Securities gains (losses), net	1	(3)	3	nm	(66.7)	9	(15)	nm
Other	157	115	152	36.5	3.3	569	743	(23.4)

Total noninterest income	$2,156	$2,177	$2,329	(1.0)	(7.4)	$8,774	$9,319	(5.8)

Noninterest Income

Fourth quarter noninterest income was $2,156 million; $173 million (7.4 percent) lower than the fourth quarter of 2012 and $21 million (1.0 percent) lower than the third quarter of 2013. The year-over-year decrease in noninterest income was principally due to a $245 million (51.5 percent) reduction in mortgage banking revenue due to lower origination and sales revenue. Growth in several fee categories helped to offset the decline in mortgage banking revenue. Credit and debit card revenue increased $21 million (8.7 percent) over the prior year due to higher transaction volumes, including the impact of business expansion. Merchant processing services revenue was $13 million (3.7 percent) higher as a result of an increase in product fees and higher volumes. Trust and investment management fees increased $21 million (7.6 percent) year-over-year, reflecting improved market conditions and business expansion. Deposit service charges were $7 million (4.1 percent) higher as a result of pricing changes and an increase in monthly account fees and account growth. Commercial products revenue increased $17 million (7.5 percent) over the prior year, principally due to higher syndication fees on tax-advantaged projects, while investment products fees

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U.S. Bancorp Reports Fourth Quarter 2013 Results

January 22, 2014

increased $6 million (15.4 percent) due to higher sales volumes and fees. Offsetting these positive variances was a decline in corporate payment products revenue of $12 million (6.7 percent), the result of lower government-related transactions.

Noninterest income was $21 million (1.0 percent) lower in the fourth quarter of 2013 than the third quarter of 2013, primarily due to a 29.6 percent reduction in mortgage banking revenue, which reflected an unfavorable change in the valuation of mortgage servicing rights (“MSRs”), net of hedging activities, and lower origination and sales revenue. Partially offsetting the decline in mortgage banking revenue linked quarter was growth in credit and debit card revenue, which increased by $19 million (7.8 percent) due to seasonally higher sales volumes. Trust and investment management fees were $17 million (6.1 percent) higher than the prior quarter due to improved market conditions and account growth, including business expansion. Commercial products revenue increased $36 million (17.4 percent), compared with the third quarter, due to higher syndication fees on tax-advantaged projects and an increase in commercial leasing and capital markets revenue. Other revenue was $42 million (36.5 percent) higher on a linked quarter basis, primarily due to higher equity investment and retail lease revenue. Offsetting these positive variances was a decrease in corporate payments products revenue of $26 million (13.5 percent), primarily due to the impact of seasonally higher third quarter government-related transaction volume.

NONINTEREST EXPENSE	Table 7
($ in millions)

	4Q 2013	3Q 2013	4Q 2012	Percent Change 4Q13 vs 3Q13	Percent Change 4Q13 vs 4Q12	Full Year 2013	Full Year 2012	Percent Change
Compensation	$1,103	$1,088	$1,083	1.4	1.8	$4,371	$4,320	1.2
Employee benefits	275	278	231	(1.1)	19.0	1,140	945	20.6
Net occupancy and equipment	240	240	234	—	2.6	949	917	3.5
Professional services	118	94	166	25.5	(28.9)	381	530	(28.1)
Marketing and business development	103	85	103	21.2	—	357	388	(8.0)
Technology and communications	209	214	214	(2.3)	(2.3)	848	821	3.3
Postage, printing and supplies	80	76	78	5.3	2.6	310	304	2.0
Other intangibles	56	55	66	1.8	(15.2)	223	274	(18.6)
Other	498	435	511	14.5	(2.5)	1,695	1,957	(13.4)

Total noninterest expense	$2,682	$2,565	$2,686	4.6	(.1)	$10,274	$10,456	(1.7)

Noninterest Expense

Noninterest expense in the fourth quarter of 2013 totaled $2,682 million, a decrease of $4 million (.1 percent) from the fourth quarter of 2012, and a $117 million (4.6 percent) increase from the third quarter of

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U.S. Bancorp Reports Fourth Quarter 2013 Results

January 22, 2014

2013. The slight decrease in total noninterest expense year-over-year was primarily the net result of lower professional services expense due to a reduction in mortgage servicing review-related costs and the positive impact year-over-year in other expense from an $80 million mortgage foreclosure-related settlement accrual in the fourth quarter of 2012, offset by higher tax-advantaged project costs, including the accounting presentation changes in the current quarter, and an increase in employee benefits expense, driven by higher pension costs. In addition, other intangibles expense decreased $10 million (15.2 percent), the result of the reduction or completion of the amortization of certain intangibles, while other expense also benefited from lower loan-related expenses including costs for other real estate owned. Compensation expense was higher by $20 million (1.8 percent), reflecting growth in staffing for business initiatives and the impact of merit increases, partially offset by lower incentive and commission expense. Net occupancy and equipment expense increased $6 million (2.6 percent) due to business initiatives, higher rent expense and maintenance costs.

Noninterest expense increased $117 million (4.6 percent) on a linked quarter basis, driven by higher costs related to tax-advantaged projects, seasonally higher professional services expense and the timing of marketing and business development projects. Compensation expense increased $15 million (1.4 percent) compared with the prior quarter due to staffing increases for business initiatives. Professional services was $24 million (25.5 percent) higher compared with the third quarter of 2013 due to seasonally higher costs across a majority of the lines of business. Marketing and business development expense increased $18 million (21.2 percent) due to the timing of various marketing programs in Payments Services and Consumer and Small Business Banking. Other expense was $63 million (14.5 percent) higher than the third quarter of 2013, principally due to higher costs related to investments in tax-advantaged projects, reflecting higher volume and the accounting presentation changes.

Provision for Income Taxes

The provision for income taxes for the fourth quarter of 2013 resulted in a tax rate on a taxable-equivalent basis of 23.8 percent (effective tax rate of 21.5 percent), reflecting the impact of the accounting presentation changes related to investments in tax-advantaged projects. The tax rates in the fourth quarter of 2012 and third quarter of 2013 were 30.7 percent (effective tax rate of 28.6 percent) and 29.5 percent (effective tax rate of 27.5 percent), respectively.

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U.S. Bancorp Reports Fourth Quarter 2013 Results

January 22, 2014

ALLOWANCE FOR CREDIT LOSSES	Table 8
($ in millions)

	4Q		3Q		2Q		1Q		4Q
	2013	% (b)	2013	% (b)	2013	% (b)	2013	% (b)	2012	% (b)
Balance, beginning of period	$4,578		$4,612		$4,708		$4,733		$4,771
Net charge-offs
Commercial	33	.21	18	.11	34	.22	32	.22	47	.32
Lease financing	3	.23	(7)	(.53)	4	.31	3	.23	5	.37

Total commercial	36	.21	11	.06	38	.23	35	.22	52	.32
Commercial mortgages	1	.01	2	.03	8	.10	15	.20	12	.16
Construction and development	(30)	(1.58)	(8)	(.46)	(25)	(1.54)	4	.26	5	.33

Total commercial real estate	(29)	(.29)	(6)	(.06)	(17)	(.18)	19	.21	17	.18
Residential mortgages	49	.38	57	.46	74	.63	92	.83	96	.88
Credit card	163	3.72	160	3.75	173	4.23	160	3.93	161	3.86
Retail leasing	—	—	1	.07	(1)	(.07)	1	.07	1	.07
Home equity and second mortgages	37	.95	43	1.09	58	1.45	73	1.80	75	1.76
Other	52	.79	54	.83	48	.76	52	.83	59	.92

Total other retail	89	.75	98	.83	105	.90	126	1.08	135	1.12

Total net charge-offs, excluding covered loans	308	.55	320	.58	373	.70	432	.83	461	.88
Covered loans	4	.18	8	.33	19	.73	1	.04	7	.24

Total net charge-offs	312	.53	328	.57	392	.70	433	.79	468	.85
Provision for credit losses	277		298		362		403		443
Other changes (a)	(6)		(4)		(66)		5		(13)

Balance, end of period	$4,537		$4,578		$4,612		$4,708		$4,733

Components
Allowance for loan losses	$4,250		$4,258		$4,312		$4,390		$4,424
Liability for unfunded credit commitments	287		320		300		318		309

Total allowance for credit losses	$4,537		$4,578		$4,612		$4,708		$4,733

Gross charge-offs	$429		$450		$506		$549		$576
Gross recoveries	$117		$122		$114		$116		$108
Allowance for credit losses as a percentage of
Period-end loans, excluding covered loans	1.94		1.99		2.03		2.11		2.15
Nonperforming loans, excluding covered loans	297		294		287		274		269
Nonperforming assets, excluding covered assets	242		235		231		221		218
Period-end loans	1.93		1.98		2.02		2.11		2.12
Nonperforming loans	283		276		269		255		228
Nonperforming assets	223		207		203		196		177

(a)	Includes net changes in credit losses to be reimbursed by the FDIC and, beginning in the second quarter of 2013, reductions in the allowance for covered loans where the reversal of a previously recorded allowance was offset by an associated decrease in the indemnification asset.
(b)	Annualized and calculated on average loan balances

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U.S. Bancorp Reports Fourth Quarter 2013 Results

January 22, 2014

Credit Quality

The allowance for credit losses was $4,537 million at December 31, 2013, compared with $4,578 million at September 30, 2013, and $4,733 million at December 31, 2012. Net charge-offs and nonperforming assets declined on a linked quarter and year-over-year basis as economic conditions continued to slowly improve. On a linked quarter basis, net charge-offs decreased $16 million (4.9 percent), and nonperforming assets, excluding covered assets, decreased $67 million (3.6 percent). Total net charge-offs in the fourth quarter of 2013 were $312 million, compared with $328 million in the third quarter of 2013, and $468 million in the fourth quarter of 2012. The decrease in total net charge-offs on a linked quarter basis primarily reflected improvement in the construction and development portfolio, as well as improvement in the residential mortgages and home equity and second mortgages portfolios. The $156 million (33.3 percent) decline in net charge-offs year-over-year was due to improvements in the commercial, commercial real estate, residential mortgages and home equity and second mortgages portfolios. The Company recorded $277 million of provision for credit losses in the current quarter, which was $35 million less than net charge-offs.

Commercial and commercial real estate loan net charge-offs were $7 million (.03 percent of average loans outstanding) in the fourth quarter of 2013, compared with $5 million (.02 percent of average loans outstanding) in the third quarter of 2013, and $69 million (.27 percent of average loans outstanding) in the fourth quarter of 2012.

Residential mortgage loan net charge-offs were $49 million (.38 percent of average loans outstanding) in the fourth quarter of 2013, compared with $57 million (.46 percent of average loans outstanding) in the third quarter of 2013, and $96 million (.88 percent of average loans outstanding) in the fourth quarter of 2012. Credit card loan net charge-offs were $163 million (3.72 percent of average loans outstanding) in the fourth quarter of 2013, compared with $160 million (3.75 percent of average loans outstanding) in the third quarter of 2013, and $161 million (3.86 percent of average loans outstanding) in the fourth quarter of 2012. Total other retail loan net charge-offs were $89 million (.75 percent of average loans outstanding) in the fourth quarter of 2013, compared with $98 million (.83 percent of average loans outstanding) in the third quarter of 2013, and $135 million (1.12 percent of average loans outstanding) in the fourth quarter of 2012.

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U.S. Bancorp Reports Fourth Quarter 2013 Results

January 22, 2014

The ratio of the allowance for credit losses to period-end loans was 1.93 percent (1.94 percent excluding covered loans) at December 31, 2013, compared with 1.98 percent (1.99 percent excluding covered loans) at September 30, 2013, and 2.12 percent (2.15 percent excluding covered loans) at December 31, 2012. The ratio of the allowance for credit losses to nonperforming loans was 283 percent (297 percent excluding covered loans) at December 31, 2013, compared with 276 percent (294 percent excluding covered loans) at September 30, 2013, and 228 percent (269 percent excluding covered loans) at December 31, 2012.

DELINQUENCY RATIOS	Table 9
(Percent)

	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
	2013	2013	2013	2013	2012
Delinquent loan ratios—90 days or more past due excluding nonperforming loans (a)
Commercial	.08	.07	.09	.09	.09
Commercial real estate	.07	.02	.03	.02	.02
Residential mortgages	.65	.53	.53	.54	.64
Credit card	1.17	1.11	1.10	1.26	1.27
Other retail	.18	.16	.16	.18	.20
Total loans, excluding covered loans	.31	.27	.27	.29	.31
Covered loans	5.63	5.47	5.40	5.18	5.86
Total loans	.51	.48	.49	.52	.59
Delinquent loan ratios—90 days or more past due including nonperforming loans (a)
Commercial	.27	.24	.24	.25	.27
Commercial real estate	.83	.94	1.13	1.38	1.50
Residential mortgages	2.16	1.99	1.96	2.01	2.14
Credit card	1.60	1.66	1.75	2.04	2.12
Other retail	.58	.60	.63	.67	.66
Total loans, excluding covered loans	.97	.94	.97	1.06	1.11
Covered loans	7.13	7.13	7.08	7.13	9.28
Total loans	1.19	1.20	1.24	1.35	1.52

(a)	Ratios are expressed as a percent of ending loan balances.

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U.S. Bancorp Reports Fourth Quarter 2013 Results

January 22, 2014

ASSET QUALITY	Table 10
($ in millions)

	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
	2013	2013	2013	2013	2012
Nonperforming loans
Commercial	$122	$104	$91	$85	$107
Lease financing	12	12	14	16	16

Total commercial	134	116	105	101	123
Commercial mortgages	182	210	263	289	308
Construction and development	121	146	161	218	238

Total commercial real estate	303	356	424	507	546
Residential mortgages	770	732	685	673	661
Credit card	78	94	109	127	146
Other retail	191	206	222	228	217

Total nonperforming loans, excluding covered loans	1,476	1,504	1,545	1,636	1,693
Covered loans	127	156	168	209	386

Total nonperforming loans	1,603	1,660	1,713	1,845	2,079
Other real estate (a)	327	366	364	379	381
Covered other real estate (a)	97	176	187	168	197
Other nonperforming assets	10	10	12	14	14

Total nonperforming assets (b)	$2,037	$2,212	$2,276	$2,406	$2,671

Total nonperforming assets, excluding covered assets	$1,813	$1,880	$1,921	$2,029	$2,088

Accruing loans 90 days or more past due, excluding covered loans	$713	$591	$580	$609	$660

Accruing loans 90 days or more past due	$1,189	$1,105	$1,119	$1,165	$1,323

Performing restructured loans, excluding GNMA and covered loans	$3,067	$3,097	$3,311	$3,318	$3,421

Performing restructured GNMA and covered loans	$2,932	$2,262	$2,217	$2,294	$2,159

Nonperforming assets to loans plus ORE, excluding covered assets (%)	.80	.85	.88	.95	.98
Nonperforming assets to loans plus ORE (%)	.86	.95	1.00	1.07	1.19

(a)	Includes equity investments in entities whose principal assets are other real estate owned.
(b)	Does not include accruing loans 90 days or more past due.

Nonperforming assets at December 31, 2013, totaled $2,037 million, compared with $2,212 million at September 30, 2013, and $2,671 million at December 31, 2012. Total nonperforming assets at December 31, 2013, included $224 million of covered assets. The ratio of nonperforming assets to loans and other real estate was .86 percent (.80 percent excluding covered assets) at December 31, 2013, compared with .95 percent (.85 percent excluding covered assets) at September 30, 2013, and 1.19 percent (.98 percent excluding covered assets) at December 31, 2012. Total commercial nonperforming assets were $18 million

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U.S. Bancorp Reports Fourth Quarter 2013 Results

January 22, 2014

(15.5 percent) higher on a linked quarter basis and $11 million (8.9 percent) higher year-over-year. Commercial real estate nonperforming assets declined by $53 million (14.9 percent) on a linked quarter basis and $243 million (44.5 percent) year-over-year. Residential mortgage nonperforming assets increased $38 million (5.2 percent) on a linked quarter basis and $109 million (16.5 percent) year-over-year. Credit card nonperforming assets were $16 million (17.0 percent) lower on a linked basis and $68 million (46.6 percent) lower year-over-year. Other retail nonperforming assets decreased $15 million (7.3 percent) on a linked quarter basis and $26 million (12.0 percent) year-over-year.

Accruing loans 90 days or more past due were $1,189 million ($713 million excluding covered loans) at December 31, 2013, compared with the $1,105 million ($591 million excluding covered loans) at September 30, 2013, and the $1,323 million ($660 million excluding covered loans) at December 31, 2012.

CAPITAL POSITION	Table 11
($ in millions)

	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
	2013	2013	2013	2013	2012
Total U.S. Bancorp shareholders’ equity	$41,113	$40,132	$39,683	$39,531	$38,998
Tier 1 capital	33,386	32,707	32,219	31,774	31,203
Total risk-based capital	39,340	38,873	38,378	38,099	37,780
Tier 1 capital ratio	11.2%	11.2%	11.1%	11.0%	10.8%
Total risk-based capital ratio	13.2	13.3	13.3	13.2	13.1
Leverage ratio	9.6	9.6	9.5	9.3	9.2
Tangible common equity to tangible assets	7.7	7.4	7.5	7.4	7.2
Tangible common equity to risk-weighted assets using Basel I definition	9.1	8.9	8.9	8.8	8.6
Tier 1 common equity to risk-weighted assets using Basel I definition	9.4	9.3	9.2	9.1	9.0
Common equity tier 1 to risk-weighted assets estimated using final rules for the Basel III standardized approach	8.8	8.6	8.6	—	—
Common equity tier 1 to risk-weighted assets approximated using proposed rules for the Basel III standardized approach released June 2012	—	—	8.3	8.2	8.1

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U.S. Bancorp Reports Fourth Quarter 2013 Results

January 22, 2014

Total U.S. Bancorp shareholders’ equity was $41.1 billion at December 31, 2013, compared with $40.1 billion at September 30, 2013, and $39.0 billion at December 31, 2012. During the fourth quarter, the Company returned 65 percent of fourth quarter earnings to shareholders, including $420 million in common stock dividends and $493 million of repurchased common stock. The tier 1 capital ratio was 11.2 percent at both December 31, 2013, and at September 30, 2013, compared with 10.8 percent at December 31, 2012. The tangible common equity to tangible assets ratio was 7.7 percent at December 31, 2013, compared with 7.4 percent at September 30, 2013, and 7.2 percent at December 31, 2012. The tier 1 common equity to risk-weighted assets ratio was 9.4 percent at December 31, 2013, compared with 9.3 percent at September 30, 2013, and 9.0 percent at December 31, 2012. All regulatory ratios continue to be in excess of “well-capitalized” requirements. The common equity tier 1 to risk-weighted assets ratio estimated using final rules for the Basel III standardized approach was 8.8 percent at December 31, 2013, and 8.6 percent at both September 30, 2013, and at June 30, 2013.

COMMON SHARES	Table 12
(Millions)

	4Q	3Q	2Q	1Q	4Q
	2013	2013	2013	2013	2012
Beginning shares outstanding	1,832	1,844	1,858	1,869	1,880
Shares issued for stock option and stock purchase plans, acquisitions and other corporate purposes	6	5	4	6	2
Shares repurchased	(13)	(17)	(18)	(17)	(13)

Ending shares outstanding	1,825	1,832	1,844	1,858	1,869

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U.S. Bancorp Reports Fourth Quarter 2013 Results

January 22, 2014

LINE OF BUSINESS FINANCIAL PERFORMANCE (a)	Table 13
($ in millions)

	Net Income Attributable					Net Income Attributable
	to U.S. Bancorp			Percent Change		to U.S. Bancorp			4Q 2013
	4Q	3Q	4Q	4Q13 vs	4Q13 vs	Full Year	Full Year	Percent	Earnings
Business Line	2013	2013	2012	3Q13	4Q12	2013	2012	Change	Composition
Wholesale Banking and Commercial Real Estate	$298	$330	$322	(9.7)	(7.5)	$1,285	$1,307	(1.7)	20%
Consumer and Small Business Banking	353	338	278	4.4	27.0	1,353	1,374	(1.5)	24
Wealth Management and Securities Services	42	33	41	27.3	2.4	156	171	(8.8)	3
Payment Services	285	318	318	(10.4)	(10.4)	1,181	1,265	(6.6)	20
Treasury and Corporate Support	478	449	461	6.5	3.7	1,861	1,530	21.6	33

Consolidated Company	$1,456	$1,468	$1,420	(.8)	2.5	$5,836	$5,647	3.3	100%

(a)	preliminary data

Lines of Business

The Company’s major lines of business are Wholesale Banking and Commercial Real Estate, Consumer and Small Business Banking, Wealth Management and Securities Services, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is prepared and is evaluated regularly by management in deciding how to allocate resources and assess performance. Noninterest expenses incurred by centrally managed operations or business lines that directly support another business line’s operations are charged to the applicable business line based on its utilization of those services, primarily measured by the volume of customer activities, number of employees or other relevant factors. These allocated expenses are reported as net shared services expense within noninterest expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2013, certain organization and methodology changes were made and, accordingly, prior period results were restated and presented on a comparable basis.

Wholesale Banking and Commercial Real Estate offers lending, equipment finance and small-ticket leasing, depository services, treasury management, capital markets, international trade services and other financial services to middle market, large corporate, commercial real estate, financial institution, non-profit

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U.S. Bancorp Reports Fourth Quarter 2013 Results

January 22, 2014

and public sector clients. Wholesale Banking and Commercial Real Estate contributed $298 million of the Company’s net income in the fourth quarter of 2013, compared with $322 million in the fourth quarter of 2012 and $330 million in the third quarter of 2013. Wholesale Banking and Commercial Real Estate’s net income decreased $24 million (7.5 percent) from the same quarter of 2012 due to a higher provision for credit losses and a decrease in total net revenue, partially offset by a reduction in total noninterest expense. Total net revenue declined by $19 million (2.3 percent), as a 9.9 percent decrease in total noninterest income was partially offset by a 2.1 percent increase in net interest income. Net interest income increased $11 million (2.1 percent) year-over-year, primarily due to higher average loan and deposit balances, partially offset by lower rates on loans and the impact of lower rates on the margin benefit from deposits. Total noninterest income decreased by $30 million (9.9 percent), driven by lower commercial products revenue, including standby letters of credit fees, foreign exchange revenue and other loan-related fees. In addition, equity investment revenue was lower year-over-year. Total noninterest expense decreased by $6 million (1.9 percent) from a year ago, primarily due to lower costs related to other real estate owned and commercial leasing, as well as a decrease in other intangibles expense. The provision for credit losses was $24 million higher year-over-year due to an unfavorable change in the reserve allocation, driven by higher portfolio volume, partially offset by lower net charge-offs.

Wholesale Banking and Commercial Real Estate’s contribution to net income in the fourth quarter of 2013 was $32 million (9.7 percent) lower than the third quarter of 2013, mainly due to an increase in the provision for credit losses. Total net revenue increased by $12 million (1.5 percent) over the prior quarter. Net interest income increased by $5 million (1.0 percent) on a linked quarter basis, primarily due to increases in average loan and deposit balances, partially offset by lower loan rates and the impact of lower rates on the margin benefit from deposits. Total noninterest income increased by $7 million (2.6 percent), driven by higher commercial products revenue, including an increase in commercial leasing and capital markets revenue, partially offset by lower treasury management fees due to seasonally higher volumes in the prior quarter. Total noninterest expense was relatively flat, increasing $1 million (.3 percent), as higher marketing and business development expense was offset by lower net shared services costs. The provision for credit losses increased by $61 million due to higher net charge-offs and an unfavorable change in the reserve allocation.

Consumer and Small Business Banking delivers products and services through banking offices, telephone servicing and sales, on-line services, direct mail, ATM processing and over mobile devices, such as mobile phones and tablet computers. It encompasses community banking, metropolitan banking, in-store

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U.S. Bancorp Reports Fourth Quarter 2013 Results

January 22, 2014

banking, small business banking, consumer lending, mortgage banking, workplace banking, student banking and 24-hour banking. Consumer and Small Business Banking contributed $353 million of the Company’s net income in the fourth quarter of 2013, a $75 million (27.0 percent) increase over the fourth quarter of 2012 and a $15 million (4.4 percent) increase over the prior quarter. Within Consumer and Small Business Banking, the retail banking division reported a $166 million increase in its contribution over the same quarter of last year, principally due to a reduction in the provision for credit losses. Retail banking’s total net revenue was 1.0 percent lower than the fourth quarter of 2012. Net interest income decreased 2.0 percent, primarily due to the impact of lower rates on the margin benefit from deposits, partially offset by higher average loan and deposit balances and loan fees. Total noninterest income for the retail banking division increased 1.5 percent over a year ago, principally due to higher deposit service charges, the result of pricing changes and increased monthly account fees and account growth, and retail lease revenue, partially offset by a decrease in ATM processing services revenue due to lower volumes. Total noninterest expense for the retail banking division in the fourth quarter of 2013 decreased .5 percent from the same quarter of the prior year, largely due to reductions in FDIC insurance expense, other intangibles expense, technology and communications expense and costs associated with other real estate owned, partially offset by higher net shared services expense. The provision for credit losses for the retail banking division decreased $272 million on a year-over-year basis due to a favorable change in the reserve allocation related to home equity loans and lower net charge-offs. The contribution of the mortgage banking division was lower by 49.7 percent than the fourth quarter of 2012, reflecting a decrease in total net revenue, partially offset by a reduction in total noninterest expense. The division’s 42.4 percent decrease in total net revenue was due to a 51.7 percent decrease in total noninterest income, driven by lower mortgage origination and sales revenue, as well as an 18.8 percent decrease in net interest income, primarily the result of lower average loans held for sale. Total noninterest expense was 42.2 percent lower than the prior year, reflecting a reduction in mortgage servicing review-related professional services costs and lower compensation costs. The provision for credit losses for the mortgage banking division increased by $12 million (48.0 percent) due to an unfavorable change in the reserve allocation, partially offset by lower net charge-offs.

Consumer and Small Business Banking’s contribution in the fourth quarter of 2013 was $15 million (4.4 percent) higher than the third quarter of 2013, driven by a lower provision for credit losses, partially offset by a decrease in total net revenue. Within Consumer and Small Business Banking, the retail banking division’s contribution increased 40.3 percent, mainly due to a decrease in the provision for credit losses. Total net revenue for the retail banking division increased .4 percent over the previous quarter. Net interest

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U.S. Bancorp Reports Fourth Quarter 2013 Results

January 22, 2014

income was flat, as increases in average loan and deposits balances were offset by the impact of lower rates on the margin benefit from deposits. Total noninterest income was 1.5 percent higher on a linked quarter basis, driven by higher retail lease revenue. Total noninterest expense for the retail banking division was .8 percent higher on a linked quarter basis, as increases in compensation, marketing and net occupancy and equipment expense were partially offset by lower net shared services expense. The provision for credit losses decreased $120 million on a linked quarter basis due to a favorable change in the reserve allocation and lower net charge-offs. The contribution of the mortgage banking division decreased 39.5 percent from the third quarter of 2013 due to lower total net revenue, partially offset by a decline in total noninterest expense and a lower provision for credit losses. Total net revenue decreased 22.7 percent due to an 8.5 percent decline in net interest income, the result of lower average loans held for sale, and a 29.9 percent decrease in total noninterest income, primarily due to a reduction in mortgage banking revenue, the result of an unfavorable change in the valuation of MSRs, net of hedging activities, and lower origination and sales revenue. Total noninterest expense decreased 2.5 percent, reflecting lower compensation, employee benefits and net shared services costs, partially offset by higher professional services expense. The mortgage banking division’s provision for credit losses decreased $11 million (22.9 percent) on a linked quarter basis, due to lower net charge-offs and a favorable change in the reserve allocation.

Wealth Management and Securities Services provides private banking, financial advisory services, investment management, retail brokerage services, insurance, trust, custody and fund servicing through five businesses: Wealth Management, Corporate Trust Services, U.S. Bancorp Asset Management, Institutional Trust & Custody and Fund Services. Wealth Management and Securities Services contributed $42 million of the Company’s net income in the fourth quarter of 2013, compared with $41 million in the fourth quarter of 2012 and $33 million in the third quarter of 2013. The business line’s contribution was $1 million (2.4 percent) higher than the same quarter of 2012, as an increase in total net revenue and a lower provision for credit losses were offset by higher total noninterest expense. Total net revenue increased by $28 million (7.3 percent) year-over-year, driven by a $30 million (10.2 percent) increase in total noninterest income, reflecting the impact of improved market conditions, business expansion and higher investment products fees. Net interest income decreased $2 million (2.2 percent), principally due to the impact of lower rates on the margin benefit from deposits, partially offset by higher average loan and deposit balances. Total noninterest expense increased by $36 million (11.5 percent) as a result of higher compensation and employee benefits expense and an increase in net shared services costs, including the impact of business expansion.

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U.S. Bancorp Reports Fourth Quarter 2013 Results

January 22, 2014

The provision for credit losses decreased $10 million from the prior year due to lower net charge-offs and a favorable change in the reserve allocation.

The business line’s contribution in the fourth quarter of 2013 was $9 million (27.3 percent) higher than the prior quarter. Total net revenue increased by $23 million (5.9 percent) on a linked quarter basis, reflecting an increase in net interest income (4.7 percent), principally due to higher average deposit balances, and an increase in total noninterest income (6.2 percent), reflecting higher trust and investment management fees, mainly due to improved market conditions and account growth, including business expansion. Total noninterest expense increased $16 million (4.8 percent), primarily as a result of higher compensation expense and professional services costs. The provision for credit losses decreased $7 million on a linked quarter basis due to a favorable change in the reserve allocation and lower net charge-offs.

Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate and purchasing card services, consumer lines of credit and merchant processing. Payment Services contributed $285 million of the Company’s net income in the fourth quarter of 2013, compared with $318 million in both the fourth quarter of 2012 and third quarter of 2013. The $33 million (10.4 percent) reduction in the business line’s contribution from the prior year was driven by increases in the provision for credit losses and total noninterest expense, partially off by an increase in total net revenue. Total net revenue increased by $37 million (3.1 percent) year-over-year. Net interest income increased by $22 million (5.6 percent), primarily due to higher average loan balances, improved loan rates and lower rebate costs on the Company’s government card program. Total noninterest income was $15 million (1.9 percent) higher year-over-year, reflecting higher credit and debit card revenue on higher transaction volumes, including the impact of business expansion, and merchant processing services revenue, the result of an increase in product fees and higher volumes, partially offset by a decrease in corporate payment products revenue, due to lower government-related transactions. Total noninterest expense increased by $18 million (3.4 percent) over the fourth quarter of 2012, primarily due to higher compensation, employee benefits and net shared services expense, including the impact of business expansion, partially offset by reductions in technology and communications expense, marketing costs and other intangibles expense. The provision for credit losses increased by $67 million (45.0 percent) due to an unfavorable change in the reserve allocation.

Payment Services’ contribution in the fourth quarter of 2013 declined $33 million (10.4 percent), from the third quarter of 2013. Total net revenue increased $9 million (.7 percent) on a linked quarter basis. Net interest income increased by $23 million (5.9 percent) due to higher average loan balances and seasonally lower rebate costs on the Company’s government card program. Total noninterest income declined by $14

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U.S. Bancorp Reports Fourth Quarter 2013 Results

January 22, 2014

million (1.7 percent), reflecting lower corporate payment products revenue due to seasonally lower government-related transaction volumes, partially offset by an increase in credit and debit card revenue due to higher volumes. Total noninterest expense increased by $16 million (3.0 percent) due to higher compensation expense, as well as the timing of marketing programs and professional services costs, partially offset by lower outside data processing expense. The provision for credit losses was $44 million (25.6 percent) higher on a linked quarter basis due to an unfavorable change in the reserve allocation and an increase in net charge-offs.

Treasury and Corporate Support includes the Company’s investment portfolios, most covered commercial and commercial real estate loans and related other real estate owned, funding, capital management, interest rate risk management, the net effect of transfer pricing related to average balances, income taxes not allocated to business lines, including most tax advantaged investments and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis. Treasury and Corporate Support recorded net income of $478 million in the fourth quarter of 2013, compared with net income of $461 million in the fourth quarter of 2012 and net income of $449 million in the third quarter of 2013. Net interest income decreased by $26 million (4.4 percent) from the fourth quarter of 2012, principally due to lower rates on loans and investment securities, partially offset by lower funding costs. Total noninterest income increased by $49 million (67.1 percent) over the fourth quarter of last year, driven by higher equity investment and commercial products revenue, including an increase in syndication fees on tax-advantaged projects. Total noninterest expense increased by $97 million (46.4 percent), principally reflecting an increase in compensation and employee benefits expense and costs related to investments in tax-advantaged projects, partially offset by lower net shared services costs and other real estate owned-related expense. The provision for credit losses was $13 million higher year-over-year, due to an unfavorable change in the reserve allocation, partially offset by a decrease in net charge-offs.

Net income in the fourth quarter of 2013 was $29 million (6.5 percent) higher on a linked quarter basis, reflecting higher total net revenue, partially offset by an increase in the provision for credit losses. Total net revenue was $59 million (9.3 percent) higher than the prior quarter, driven by higher equity investment and commercial products revenue, mainly due to an increase in syndication fees on tax-advantaged projects. An $81 million (36.0 percent) increase in total noninterest expense primarily reflected higher costs related to investments in tax-advantaged projects and an increase in net shared services expense. The provision for credit losses was $12 million higher compared with the third quarter of 2013, due to an unfavorable change in the reserve allocation, partially offset by a decrease in net charge-offs.

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U.S. Bancorp Reports Fourth Quarter 2013 Results

January 22, 2014

Additional schedules containing more detailed information about the Company’s business line results are available on the web at usbank.com or by calling Investor Relations at 612-303-0781.

On Wednesday, January 22, 2014, at 8:00 a.m. (CST) Richard K. Davis, chairman, president and chief executive officer, and Andrew Cecere, vice chairman and chief financial officer, will host a conference call to review the financial results. The conference call will be available by telephone or on the Internet. A presentation will be used during the call and will be available on the Company’s website at www.usbank.com. To access the conference call from locations within the United States and Canada, please dial 866-316-1409. Participants calling from outside the United States and Canada, please dial 706-634-9086. The conference ID number for all participants is 13771672. For those unable to participate during the live call, a recording of the call will be available approximately two hours after the conference call ends on Wednesday, January 22nd, and will run through Wednesday, January 29th, at 11:00 p.m. (CST). To access the recorded message within the United States and Canada, dial 855-859-2056. If calling from outside the United States and Canada, please dial 404-537-3406 to access the recording. The conference ID is 13771672. To access the webcast and presentation go to www.usbank.com and click on “About U.S. Bank.” The “Webcasts & Presentations” link can be found under the Investor/Shareholder information heading, which is at the left side of the bottom of the page.

Minneapolis-based U.S. Bancorp (“USB”), with $364 billion in assets as of December 31, 2013, is the parent company of U.S. Bank National Association, the 5th largest commercial bank in the United States. The Company operates 3,081 banking offices in 25 states and 4,906 ATMs and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. Visit U.S. Bancorp on the web at usbank.com.

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U.S. Bancorp Reports Fourth Quarter 2013 Results

January 22, 2014

Forward-Looking Statements

The following information appears in accordance with the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of U.S. Bancorp. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. Global and domestic economies could fail to recover from the recent economic downturn or could experience another severe contraction, which could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities. Global financial markets could experience a recurrence of significant turbulence, which could reduce the availability of funding to certain financial institutions and lead to a tightening of credit, a reduction of business activity, and increased market volatility. Continued stress in the commercial real estate markets, as well as a delay or failure of recovery in the residential real estate markets could cause additional credit losses and deterioration in asset values. In addition, U.S. Bancorp’s business and financial performance is likely to be negatively impacted by recently enacted and future legislation and regulation. U.S. Bancorp’s results could also be adversely affected by deterioration in general business and economic conditions; changes in interest rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of securities held in its investment securities portfolio; legal and regulatory developments; increased competition from both banks and non-banks; changes in customer behavior and preferences; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, residual value risk, market risk, operational risk, interest rate risk and liquidity risk.

For discussion of these and other risks that may cause actual results to differ from expectations, refer to U.S. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2012, on file with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Corporate Risk Profile” contained in Exhibit 13, and all subsequent filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. However, factors other than these also could adversely affect U.S. Bancorp’s results, and the reader should not consider these factors to be a complete set of all potential risks or uncertainties. Forward-looking statements speak only as of the date hereof, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.

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U.S. Bancorp Reports Fourth Quarter 2013 Results

January 22, 2014

Non-GAAP Financial Measures

In addition to capital ratios defined by banking regulators under the FDIC Improvement Act prompt corrective action provisions that are currently effective, the Company considers various other measures when evaluating capital utilization and adequacy, including:

•	Tangible common equity to tangible assets,

•	Tangible common equity to risk-weighted assets using Basel I definition,

•	Tier 1 common equity to risk-weighted assets using Basel I definition,

•	Common equity tier 1 to risk-weighted assets estimated using final rules for the Basel III standardized approach, and for additional information

•	Common equity tier 1 to risk-weighted assets approximated using proposed rules for the Basel III standardized approach released June 2012.

These measures are viewed by management as useful additional methods of reflecting the level of capital available to withstand unexpected market or economic conditions. Additionally, presentation of these measures allows investors, analysts and banking regulators to assess the Company’s capital position relative to other financial services companies. These measures differ from the currently effective capital ratios defined by banking regulations principally in that the numerator excludes trust preferred securities and preferred stock, the nature and extent of which varies among different financial services companies. These measures are not defined in generally accepted accounting principles (“GAAP”) or are not currently effective or defined in federal banking regulations. As a result, these measures disclosed by the Company may be considered non-GAAP financial measures.

There may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider the consolidated financial statements and other financial information contained in this press release in their entirety, and not to rely on any single financial measure. A table follows that shows the Company’s calculation of these non-GAAP financial measures.

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U.S. Bancorp

Consolidated Statement of Income

	Three Months Ended		Year Ended
(Dollars and Shares in Millions, Except Per Share Data)	December 31,		December 31,
(Unaudited)	2013	2012	2013	2012
Interest Income
Loans	$2,595	$2,639	$10,277	$10,558
Loans held for sale	31	74	203	282
Investment securities	409	416	1,631	1,792
Other interest income	33	67	174	251

Total interest income	3,068	3,196	12,285	12,883
Interest Expense
Deposits	128	161	561	691
Short-term borrowings	83	89	353	442
Long-term debt	180	219	767	1,005

Total interest expense	391	469	1,681	2,138

Net interest income	2,677	2,727	10,604	10,745
Provision for credit losses	277	443	1,340	1,882

Net interest income after provision for credit losses	2,400	2,284	9,264	8,863
Noninterest Income
Credit and debit card revenue	263	242	965	892
Corporate payment products revenue	166	178	706	744
Merchant processing services	367	354	1,458	1,395
ATM processing services	79	83	327	346
Trust and investment management fees	297	276	1,139	1,055
Deposit service charges	177	170	670	653
Treasury management fees	130	130	538	541
Commercial products revenue	243	226	859	878
Mortgage banking revenue	231	476	1,356	1,937
Investment products fees	45	39	178	150
Securities gains (losses), net	1	3	9	(15)
Other	157	152	569	743

Total noninterest income	2,156	2,329	8,774	9,319
Noninterest Expense
Compensation	1,103	1,083	4,371	4,320
Employee benefits	275	231	1,140	945
Net occupancy and equipment	240	234	949	917
Professional services	118	166	381	530
Marketing and business development	103	103	357	388
Technology and communications	209	214	848	821
Postage, printing and supplies	80	78	310	304
Other intangibles	56	66	223	274
Other	498	511	1,695	1,957

Total noninterest expense	2,682	2,686	10,274	10,456

Income before income taxes	1,874	1,927	7,764	7,726
Applicable income taxes	403	552	2,032	2,236

Net income	1,471	1,375	5,732	5,490
Net (income) loss attributable to noncontrolling interests	(15)	45	104	157

Net income attributable to U.S. Bancorp	$1,456	$1,420	$5,836	$5,647

Net income applicable to U.S. Bancorp common shareholders	$1,389	$1,349	$5,552	$5,383

Earnings per common share	$.76	$.72	$3.02	$2.85
Diluted earnings per common share	$.76	$.72	$3.00	$2.84
Dividends declared per common share	$.230	$.195	$.885	$.780
Average common shares outstanding	1,821	1,872	1,839	1,887
Average diluted common shares outstanding	1,832	1,880	1,849	1,896

U.S. Bancorp

Consolidated Ending Balance Sheet

	December 31,	December 31,
(Dollars in Millions)	2013	2012
Assets
Cash and due from banks	$8,477	$8,252
Investment securities
Held-to-maturity	38,920	34,389
Available-for-sale	40,935	40,139
Loans held for sale	3,268	7,976
Loans
Commercial	70,033	66,223
Commercial real estate	39,885	36,953
Residential mortgages	51,156	44,018
Credit card	18,021	17,115
Other retail	47,678	47,712

Total loans, excluding covered loans	226,773	212,021
Covered loans	8,462	11,308

Total loans	235,235	223,329
Less allowance for loan losses	(4,250)	(4,424)

Net loans	230,985	218,905
Premises and equipment	2,606	2,670
Goodwill	9,205	9,143
Other intangible assets	3,529	2,706
Other assets	26,096	29,675

Total assets	$364,021	$353,855

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$76,941	$74,172
Interest-bearing	156,165	145,972
Time deposits greater than $100,000	29,017	29,039

Total deposits	262,123	249,183
Short-term borrowings	27,608	26,302
Long-term debt	20,049	25,516
Other liabilities	12,434	12,587

Total liabilities	322,214	313,588
Shareholders’ equity
Preferred stock	4,756	4,769
Common stock	21	21
Capital surplus	8,216	8,201
Retained earnings	38,667	34,720
Less treasury stock	(9,476)	(7,790)
Accumulated other comprehensive income (loss)	(1,071)	(923)

Total U.S. Bancorp shareholders’ equity	41,113	38,998
Noncontrolling interests	694	1,269

Total equity	41,807	40,267

Total liabilities and equity	$364,021	$353,855

U.S. Bancorp

Non-GAAP Financial Measures

	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in Millions, Unaudited)	2013	2013	2013	2013	2012
Total equity	$41,807	$41,552	$41,050	$40,847	$40,267
Preferred stock	(4,756)	(4,756)	(4,756)	(4,769)	(4,769)
Noncontrolling interests	(694)	(1,420)	(1,367)	(1,316)	(1,269)
Goodwill (net of deferred tax liability)	(8,343)	(8,319)	(8,317)	(8,333)	(8,351)
Intangible assets, other than mortgage servicing rights	(849)	(878)	(910)	(963)	(1,006)

Tangible common equity (a)	27,165	26,179	25,700	25,466	24,872
Tier 1 capital, determined in accordance with prescribed regulatory requirements using Basel I definition	33,386	32,707	32,219	31,774	31,203
Preferred stock	(4,756)	(4,756)	(4,756)	(4,769)	(4,769)
Noncontrolling interests, less preferred stock not eligible for Tier 1 capital	(688)	(686)	(685)	(684)	(685)

Tier 1 common equity using Basel I definition (b)	27,942	27,265	26,778	26,321	25,749
Tangible common equity (as calculated above)	27,165	26,179	25,700
Adjustments (1)	224	258	195

Common equity tier 1 estimated using final rules for the Basel III standardized approach (c)	27,389	26,437	25,895
Tangible common equity (as calculated above)			25,700	25,466	24,872
Adjustments (2)			(43)	81	126

Common equity tier 1 approximated using proposed rules for the Basel III standardized approach released June 2012 (d)			25,657	25,547	24,998
Total assets	364,021	360,681	353,415	355,447	353,855
Goodwill (net of deferred tax liability)	(8,343)	(8,319)	(8,317)	(8,333)	(8,351)
Intangible assets, other than mortgage servicing rights	(849)	(878)	(910)	(963)	(1,006)

Tangible assets (e)	354,829	351,484	344,188	346,151	344,498
Risk-weighted assets, determined in accordance with prescribed regulatory requirements using Basel I definition (f)	297,919 *	293,155	289,613
Adjustments (3)	13,712 *	13,473	12,476

Risk-weighted assets estimated using final rules for the Basel III standardized approach (g)	311,631 *	306,628	302,089
Risk-weighted assets, determined in accordance with prescribed regulatory requirements using Basel I definition (f)			289,613	289,672	287,611
Adjustments (4)			20,866	21,021	21,233

Risk-weighted assets approximated using proposed rules for the Basel III standardized approach released June 2012 (h)			310,479	310,693	308,844
Ratios *
Tangible common equity to tangible assets (a)/(e)	7.7%	7.4%	7.5%	7.4%	7.2%
Tangible common equity to risk-weighted assets using Basel I definition (a)/(f)	9.1	8.9	8.9	8.8	8.6
Tier 1 common equity to risk-weighted assets using Basel I definition (b)/(f)	9.4	9.3	9.2	9.1	9.0
Common equity tier 1 to risk-weighted assets estimated using final rules for the Basel III standardized approach (c)/(g)	8.8	8.6	8.6	—	—
Common equity tier 1 to risk-weighted assets approximated using proposed rules for the Basel III standardized approach released June 2012 (d)/(h)	—	—	8.3	8.2	8.1

*	Preliminary data. Subject to change prior to filings with applicable regulatory agencies.
(1)	Includes net losses on cash flow hedges included in accumulated other comprehensive income and unrealized losses on securities transferred from available-for-sale to held-to-maturity included in accumulated other comprehensive income.
(2)	Includes net losses on cash flow hedges included in accumulated other comprehensive income, unrealized losses on securities transferred from available-for-sale to held-to-maturity included in accumulated other comprehensive income and disallowed mortgage servicing rights.
(3)	Includes higher risk-weighting for unfunded loan commitments, investment securities and mortgage servicing rights, and other adjustments.
(4)	Includes higher risk-weighting for residential mortgages, unfunded loan commitments, investment securities and mortgage servicing rights, and other adjustments.